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                                                                 Exhibit 7(c)(1)


[UNITEDGLOBALCOM LOGO]                                      [LIBERTY MEDIA LOGO]



                        UNITEDGLOBALCOM AND LIBERTY MEDIA

                           SIGN DEFINITIVE AGREEMENTS

                             FOR AMENDED TRANSACTION


DENVER, CO. (DECEMBER 3, 2001) - UnitedGlobalCom, Inc. ("United") (NASDAQ:
UCOMA), and Liberty Media Corporation ("Liberty") (NYSE: LMC.A, LMC.B) today announced that they have signed definitive agreements relating to their previously announced transaction (the "Transaction").

The Transaction has been amended in certain respects from the agreement announced in May 2001 (the "May Agreement") and is summarized below.

- The structure will be substantially similar to the May Agreement whereby a new holding company will be formed ("New United") to own United and the assets and cash contributed by Liberty. New United will be owned by Liberty and United's existing common stockholders.

- At the closing of the Transaction, Liberty will contribute to New United the following (all currency amounts and share figures assume a closing date of February 28, 2002):

      - The Exchangeable Loan made to United Pan-Europe Communications N.V. ("UPC"), a subsidiary of United, in May 2001, with an accreted value of approximately $896.1 million.

      -     $200.0 million in cash; and,

      - UPC Senior Notes and Senior Discount Notes held by Liberty ("UPC Bonds") made up of approximately $1.44 billion face amount of US dollar denominated Notes and approximately E0.26 billion face amount of Euro denominated Notes.

- Consistent with the May Agreement, New United will issue to Liberty a total of approximately 67.7 million Class C common shares in exchange for the Exchangeable Loan and cash.

- New United will issue to Liberty approximately 207.0 million Class C common shares in exchange for the UPC Bonds.


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[UNITEDGLOBALCOM LOGO]                                      [LIBERTY MEDIA LOGO]




- Liberty will retain ownership of its Argentine and other Latin American assets.

- At signing today, United sold Liberty approximately 12.0 million shares of Class A common stock for approximately $20.0 million in cash.

- Consistent with the May Agreement, the current founders of United remain in control of the company.

Upon completion of the Transaction in its entirety, and including its existing ownership interest in United, Liberty would hold approximately 297.8 million shares of New United, or approximately 76% on a pro forma basis.

Gene Schneider, Chairman and CEO of United, said, "This transaction creates a stable ownership and financial platform for United and its operating subsidiaries. Nothing could be more important in times like these. Pro forma for the closing, we will have significant financial resources and will continue to be the controlling shareholder of our European subsidiary UPC, as well as becoming its largest creditor."

Robert Bennett, President and CEO of Liberty, said, ""We are very pleased to be making this announcement. It is the result of a lot of work with our colleagues at United to create a winning solution for both companies in a difficult economic and capital markets environment. With its enhanced financial position New United should be in a good position to address the capital structure issues of its key subsidiaries. Liberty's increased economic stake in these subsidiaries, through the shareholding in New United, is an important element in our larger European broadband strategy."

The transaction is subject to shareholder approval and is scheduled to close in the first quarter 2002.


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[UNITEDGLOBALCOM LOGO]                                      [LIBERTY MEDIA LOGO]




ABOUT UNITEDGLOBALCOM:

United is the largest international communications provider of video, voice and data services with operations in 26 countries. At September 30, 2001, United's networks, in aggregate, reached over 18.8 million homes and served over 10.6 million video customers, 671,500 telephony subscribers and 672,900 high speed internet access subscribers. In addition, the company's programming businesses reached approximately 48 million subscribers.

United's significant operating subsidiaries include United Pan-Europe Communications N.V. (UPC) (53% owned), a leading pan-European broadband communications company; Austar United Communications (81% owned) a leading satellite, cable television and telecommunications provider in Australia and New Zealand; and VTR Global Com (100% owned), the largest broadband communications provider in Chile.

ABOUT LIBERTY MEDIA:

Liberty Media holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia.



CONTACTS:

      FOR UNITEDGLOBALCOM:                   FOR LIBERTY MEDIA:
      Investors:
      Rick Westerman, CFO                    Mike Erickson VP Investor Relations
      Tel: 303-220-6647                      Tel: 720-875-6481
      Fax: 303-770-3464                      Fax: 720-875-5445
      Email: rwesterman@unitedglobal.com     Email: mike@libertymedia.com

      Press:
      Jim Carlson, Corporate
       Communications
      Tel: 303-220-6662
      Fax: 303-770-4207
      Mobile: 303-808-4955
      Email: jcarlson@unitedglobal.com



NOTE: The announcement concerning the United/Liberty Media transaction is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer will be made only through a prospectus. In connection with this proposed transaction, United has filed a proxy statement/registration statement with the SEC and a prospectus will be included in that registration statement. Other materials relating to the


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[UNITEDGLOBALCOM LOGO]                                      [LIBERTY MEDIA LOGO]




merger will also be filed with the SEC. Investors are urged to read the proxy statement/prospectus and other relevant documents to be filed with the SEC because they will include important information.

Materials filed with the SEC will be available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. In addition, the proxy statement/prospectus filed with the SEC will be mailed to United shareholders and may be obtained without charged from United upon request. Documents filed with the SEC with respect to the transaction may be obtained from United by directing a request to Rick Westerman, Chief Financial Officer, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

The identity of persons who may be considered "Participants in the Solicitation" and the description of their interests is available in the Annual Report on Form 10-K filed by United on April 2, 2001.



NOTE: Except for historical information contained herein, this news release contains forward looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward looking statements include timing of the Second Closing. These risks and uncertainties include regulatory approvals, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


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